UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 17, 2007

OKLAHOMA GAS AND ELECTRIC COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2007, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release announcing that its Board of Directors named Peter B. Delaney, 53, as the President and Chief Operating Officer of OGE Energy Corp. and the Company. In addition, the Board also announced that Peter B. Delaney has been elected to serve on OGE Energy Corp.’s and the Company’s Board of Directors. Prior to the announcement, Peter B. Delaney served as Executive Vice President and Chief Operating Officer of OGE Energy Corp. and the Company. Current President Steven E. Moore will retain the titles of Chairman of the Board and Chief Executive Officer of OGE Energy Corp. and the Company. Peter B. Delaney joined OGE Energy Corp. in April 2002 as Executive Vice President and Chief Executive Officer of OGE Energy Corp.’s wholly-owned pipeline subsidiary, Enogex, Inc. In June 2004, he was named Executive Vice President and Chief Operating Officer of OGE Energy Corp. and the Company. Prior to joining OGE Energy Corp. in April 2002, Mr. Delaney was a principal in PD Energy Associates, an energy consulting firm. For further information, see the press release attached as Exhibit 99.01.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 17, 2007, OGE Energy Corp.’s and the Company’s Boards of Directors amended OGE Energy Corp.’s and the Company’s By-laws. The revisions to the By-laws primarily included redefining roles and responsibilities for the Chairman of the Board and the President. As a result of the amendments, the Chairman of the Board will be the Chief Executive Officer and the President will assist the Chairman of the Board and perform the duties assigned by the Chairman of the Board. Previously, the By-laws contemplated that the President would be the Chief Executive Officer. Also included in the revisions to the By-laws was the addition of emergency By-laws which shall be operative during emergency conditions when a quorum of the Board of Directors cannot readily be convened for action. Under the terms of the amended By-laws, in an emergency condition, three directors may constitute a quorum for purposes of taking action at meetings of the board. If there are not three directors available, officers and other employees on a predetermined succession list, may serve as directors on a temporary basis. For further information, see the amended By-laws which are incorporated by reference herein as Exhibits 3.01 and 3.02.

Item 8.01 Other Events

On January 17, 2007, OGE Energy Corp. issued a press release announcing that the Company filed with the Oklahoma Corporation Commission (“OCC”) the first part of a six-year construction initiative that is estimated to include up to $3.3 billion in major projects designed to expand capacity, enhance reliability and improve environmental performance. The Company’s proposal begins with construction of the Red Rock power plant, a 950-megawatt generating unit planned in partnership with AEP-Public Service of Oklahoma and the Oklahoma Municipal Power Authority (“OMPA”) to meet growing consumer demand for electric power. Planned adjacent to the Company’s Sooner Power Plant facilities in northern Oklahoma, Red Rock will use the most efficient proven technology for coal-fired electric generation. The Company’s share of the projected $1.8 billion construction cost for the plant will be about $759 million. The Company’s six-year construction initiative also includes strengthening and expanding the electric transmission, distribution and substation systems and replacing aging infrastructure. Other projects involve installing new emission-control equipment at existing Company power plants to help meet the Company’s commitment to meet environmental requirements. The Company estimates that in its service area, demand for electricity will grow by about 50 percent over the next 25 years. Under state law and OCC rules, the Company’s filing seeks appropriate scrutiny of its proposal and pre-approval for building and recovery of financing costs in order to minimize the rate impact for customers. This pre-approval would allow the Company to build Red Rock as the first in a series of major projects to help meet the increasing demand. In addition, the Company is reserving space adjacent to Red Rock that can be used for next-generation technology when it is available. The Company is asking for OCC consideration of its proposal this summer. This expedited request is made in order to help hold down project costs and increase the likelihood that Red Rock is available to meet the electrical power needs projected by the Company and PSO. PSO will own 50 percent of the new Red Rock unit; The Company will operate the facility and own 42 percent and the OMPA, which provides electric power to about 20 communities in the state, will own eight percent. For further information, see the press release attached as Exhibit 99.02.

On January 17, 2007, the Company sent notice to the OCC to trigger the Centennial wind farm rider for the first billing cycle in February 2007. In April 2006, the OCC approved the Centennial wind farm rider for up to $205 million in capital expenditures. The recovery rider initially was designed to recover approximately $22.6 million in the first year of operations, which amount will decline over the life of the facility. Due to the wind farm rider being implemented in February 2007, the Company expects to recover approximately $20.7 million in 2007. The Company expects the recovery rider to remain in effect through December 2009.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

3.01	OGE Energy Corp. Amended By-laws dated January 17, 2007. (Filed as Exhibit 3.01 to Energy Corp.’s Form 8-K filed January 23, 2007 (File No. 1-12579) and incorporated by reference herein)
3.02	Company Amended By-laws dated January 17, 2007. (Filed as Exhibit 3.02 to Energy Corp.’s Form 8-K filed January 23, 2007 (File No. 1-12579) and incorporated by reference herein)
99.01	Press release dated January 17, 2007, announcing OGE Board Names Delaney President, Appoints Him to Board.
99.02	Press release dated January 17, 2007, announcing OG&E Announces 6-Year Construction Initiative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

January 23, 2007

Exhibit 99.01

OGE Board Names Delaney President, appoints him to Board

Moore to retain Chairman and CEO titles

OKLAHOMA CITY -- The OGE Energy Corp. (NYSE: OGE) Board of Directors today named Peter B. Delaney president and chief operating officer of the Oklahoma City-based energy holding company. In addition, the board also announced that Delaney has been elected to serve on the company’s board. Prior to today’s announcement, he served as executive vice president and COO.

Current president Steven E. Moore will retain the titles of Chairman of the Board and Chief Executive Officer.

“During his tenure with the company, Pete has made significant contributions to our success,” Moore said. “The board has the utmost confidence in Pete’s abilities and his vision and looks forward to his continued leadership. In addition, I look forward to working alongside Pete in his expanded role as we take advantage of the exciting opportunities that lie ahead for OGE.”

Delaney joined OGE Energy in April of 2002 as executive vice president and CEO of the company’s unregulated businesses. In June 2004, he was named executive vice president and chief operating officer of OGE Energy.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 755,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Exhibit 99.02

OG&E announces 6-year construction initiative

Clean-air technology, reliability improvements planned; New power plant proposed

OKLAHOMA CITY – OG&E Electric Services today filed with the Oklahoma Corporation Commission the first part of a six-year construction initiative that is estimated to include up to $3.3 billion in major projects designed to expand capacity, enhance reliability and improve environmental performance.

OG&E’s proposal begins with construction of the Red Rock power plant, a 950-megawatt generating unit planned in partnership with AEP-Public Service of Oklahoma and the Oklahoma Municipal Power Authority to meet growing consumer demand for electric power.

Planned adjacent to OG&E’s Sooner Power Plant facilities in northern Oklahoma, Red Rock will use the most efficient proven technology for coal-fired electric generation. OG&E’s share will be about $759 million of the projected $1.8 billion construction cost for the plant.

The six-year construction proposal includes strengthening and expanding the electric transmission, distribution and substation systems and replacing aging infrastructure. Other projects involve installing new emission-control equipment at existing OG&E power plants to ensure they fulfill the company’s commitment to meet all environmental requirements.

“In the 105 years OG&E has powered the growth and vitality of the communities we serve in Oklahoma, economic conditions now are as robust as we have ever seen,” said Steven E. Moore, chairman and CEO of OGE Energy Corp. (NYSE: OGE), parent company of OG&E. “Our customers have set new records for electricity demand for seven years in a row, and we must plan now to meet their needs in the years ahead. We have given thoughtful consideration to supply, demand, environmental stewardship, system reliability and customer cost. Working together with the Corporation Commission, we are confident we can strike the right balance for Oklahoma’s future.”

OG&E estimates that in its service area, demand for electricity will grow by about 50 percent over the next 25 years. Under state law and Commission rules, OG&E’s filing seeks appropriate scrutiny of its proposal and pre-approval for building and recovery of financing costs in order to minimize the rate impact for customers. This will allow OG&E to build Red Rock as the first in a series of major projects that will enable the company to meet the increasing demand.

“In projects with the length of construction time that we are proposing, regulatory pre-approval provides an appropriate forum for discussion of our proposal in advance of any construction. This reduces risk and uncertainty, which helps reduce cost,” Moore said. “That’s important to us. We want to make sure we keep OG&E’s electric rates below the national average.”

The Red Rock proposal will save customers an estimated $200 million in construction costs, compared to two smaller, stand-alone units that might otherwise be built separately by OG&E and PSO. The proposed plant also should deliver significant savings in operating cost.

OG&E considered a variety of options for expanding its power supply, including purchased power and gas-fired generation. In responding to PSO’s request for proposals for new electric generation, OG&E put forward what it believes is an innovative, cost-efficient and environmentally responsive plan.

The Red Rock plant’s technologically advanced coal-burning process addresses customer concerns about the price volatility of natural gas. For OG&E customers alone, fuel savings as a result of using coal rather than natural gas as fuel for Red Rock will save an estimated $65 million during the first year of operation.

The Red Rock project features a new steam-generation unit designated as Ultra Super Critical. Red Rock is the second plant to be built in the United States that will use this proven advancement in efficiency for coal-fired power generation. This environmentally progressive technology is considered to be the most effective available to OG&E for around-the-clock base load power generation. In addition, the company is reserving space adjacent to Red Rock that can be used for next-generation technology when it is available.

OG&E is asking for Commission consideration of its proposal this summer. This expedited request is made in order to help hold down project costs and increase the likelihood that Red Rock is available to meet the electrical power needs projected by OG&E and PSO.

PSO will own 50 percent of the new Red Rock unit; OG&E will operate the facility and own 42 percent and the Oklahoma Municipal Power Authority, which provides electric power to about 20 communities in the state, will own 8 percent.

OG&E serves more than 755,000 customers in a service area spanning 30,000 square miles in Oklahoma and western Arkansas. The company has electric generating capacity of 6,220 megawatts from eight power plants and two wind farms. OGE Energy also is the parent company of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.